Exhibit 107
Calculation of Filing Fee Tables

FORM S-8
(Form Type)

CARDIFF ONCOLOGY, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	2,000,000	$2.91	$5,820,000	.0000927	$540
Fees Previously Paid
	Total Offering Amounts							$540
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$540

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Represents additional shares of the registrant’s common stock currently reserved for issuance under the Cardiff Oncology, Inc. 2021 Omnibus Equity Incentive Plan (the “2021 Plan”). To the extent that awards outstanding under the 2021 Plan are forfeited, cancelled, surrendered or terminated without issuance of shares, the shares of common stock subject to such awards will be available for future issuance under the 2021 Plan.

(3)
For purposes of computing the registration fee only. Pursuant to Rule 457(c) and (h), the Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices for the Registrant’s common stock on The Nasdaq Capital Market on July 11, 2022.